Exhibit 10.111

March 12, 2006

Mr. Angelo C. Malahias
President & Chief Financial Officer
1028 Pine Branch Court
Weston, Florida 33326

Re: Employment Agreement

Dear Angelo:

Reference is made to your employment agreement dated September 28, 2001 (the “Employment Agreement”). We wish to confirm the following under the Employment Agreement (applying its defined terms):

1.	Employment Term. The Employment Term is extended through September 28, 2008.

2.	Code Section 409A. We intend that the Employment Agreement and any other agreement or arrangement with the Company (the Employment Agreement and such other agreements and arrangements, together, the “Arrangements”) comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). If any provision of any Arrangement would result in the imposition on you of a penalty tax under Section 409A, or any related guidance issued by the U.S. Treasury Department or the Internal Revenue Service, the Company shall, after consulting with you, reform such Arrangement to avoid the imposition of such penalty; provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to you under such Arrangement, and the original purpose of such Arrangement, without violating Section 409A or creating any unintended or adverse tax consequences to you. Such reform may include, without limitation, imposition of a six month delay in the payment of severance benefits if required under Section 409A due to the fact that you are a “key employee” under Section 409A and the amounts payable to you under such Arrangement are considered “deferred compensation” of a type requiring six-month delay under Section 409A. The Company shall indemnify and hold you harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on you as a result of Code Section 409A with regard to the payments and benefits hereunder.

3.	280G Gross Up. The Company wishes to modify the “gross up” payments provided for under Section 7 of the Employment Agreement. You will be paid “gross up” amounts in an aggregate amount equal to (i) any excise taxes incurred by you as a result of any amounts or benefits provided to you by the Company pursuant to the Employment Agreement, any other Arrangement or otherwise that are considered to be “parachute payments” under Internal Revenue Code Section 280G and the regulations promulgated thereunder, and (ii) any federal and state and local income tax liability arising as a result of the payment of such excise tax (in each case, including any interest and penalties imposed with respect to such taxes), payable within sixty (60) days after such excise and income taxes are incurred (subject to six months’ delay if and as required by Section 409A in order to avoid adverse consequences to you under Section 409A).

All other terms of the Employment Agreement remain in full force and effect.

Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to me.

Very truly yours

ANDRX CORPORATION

By:
Name: Robert I. Goldfarb
Title: Senior Vice President, General Counsel and Secretary

Accepted and Agreed:

Angelo C. Malahias

Dated: March 12, 2006